Exhibit 10.3

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Scientific Advisory Board Agreement

(Barry Buckland)

THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2014 (the “Effective Date”), by and between Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”) and Barry Buckland, Ph.D. (“Advisor”).

WHEREAS, the Company and Advisor desire to enter into this Agreement pursuant to which the Company will appoint Advisor to the Company’s Scientific Advisory Board (the “SAB”);

NOW, THEREFORE, for the premises and conditions set forth herein and for consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Advisor hereby agree as follows:

1.          Engagement.

a.           The Company is in the business of developing, researching, manufacturing and selling antibody based products and services for immunotherapies utilizing a proprietary microarray platform (the “Business”). The Advisor has extensive experience in the Business, and the Company seeks to benefit from the Advisor’s expertise by retaining the Advisor. The Company hereby retains the Advisor as Chairman of the SAB, and the Advisor hereby agrees to serve as Chairman of the SAB (such services on the SAB being herein referred to as the “Services”). The Services shall include without limitation:

i.	Attend and Chair meetings of the Company’s SAB;

ii.	Meet with Company employees, consultants and other members of the SAB for the purpose of reviewing goals of the Company and assisting in developing strategies for achieving such goals;

iii.	Selecting and prioritizing projects and key scientific issues;

iv.	Providing advice and counsel on the development and enhancement of the Company’s products;

v.	Provide consultation to the Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company;

vi.	Review specific publications from time to time as may be requested by the Company;

vii.	Monitor the market place, peer community, and published literature for potentially competitive technologies and new technologies that might enhance the Company’s business plan;

viii.	Recommend research and clinical studies to advance applications of the Company’s technology, as may be agreed by the Company and Advisor from time to time; and

ix.	Assist in recruiting consultants and key science and technology managers to assist the Company.

b.           Advisor agrees to devote his reasonable diligent efforts to performing the Services.

2.          SAB Meetings. Advisor agrees to be available for SAB meetings four (4) times per calendar year at the Company’s office or at such other location as may be reasonably designated by the Company. Notwithstanding anything to the contrary herein, members of the SAB may consult and meet, on a more frequent basis, as needed. If Advisor reasonably believes that he has a conflict of interest with the subject matter to be discussed at any particular SAB meeting, Advisor, without violating any confidentiality obligation to a third party, shall inform the Company of same, and excuse himself from such discussion.

3.          Compensation. The consideration described below in this Paragraph 3 constitutes the full consideration for the Services to be provided by Advisor to the Company under this Agreement.

Fees. Subject to meeting obligations hereunder and pursuant to the payment schedule set forth in Paragraph 3.b below, the Company shall pay Advisor

a.           At the rate of $300 per hour or a per diem payment of Two Thousand ($2,000) for each day that Advisor provides Services, as appropriate for the nature of the services rendered; provided that in no event shall such per diem payments for any continuous 12-month period exceed One Hundred Thousand Dollars ($100,000) in the aggregate, which may be increased by mutual agreement of the parties (the “Maximum Annual Compensation”). On the Effective Date (and on each anniversary thereafter during the Term (as defined below)) (each an “Election Date”), Advisor shall irrevocably direct the Company to pay to Advisor all such payments up to the Maximum Annual Compensation owing for Services to be provided in the forthcoming 12-month period as either: (i) cash, or (ii) common stock of the Company, subject to vesting as set forth below. If the Advisor elects to receive common stock, subject to vesting, the number of shares issued to the Advisor (the “Common Stock Award”) shall be equal to an amount to be elected by the Advisor based on his or her estimate of the fees that he or she will charge the Company for that annual period not to exceed the Maximum Annual Compensation divided by a number equal to the Company’s common stock’s average trading price for the period from the Election Date through ten (10) trading days thereafter. Such shares shall vest pursuant to Paragraph 3.c. If Advisor does not make such an election by the Election Date for any annual period, then it will be assumed that the Advisor will be paid in cash for such annual period.

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b.           Invoices. Advisor shall submit invoices to Company on the first day of each month for all per diem payments due for Services provided for the preceding month, specifying to Company’s reasonable satisfaction the Services performed, and the number of days for which Advisor provided Services. Company shall pay Advisor, as either cash or through the vesting of shares of common stock, as elected by the Advisor under Paragraph 3.a above, all Undisputed Amounts (as defined below) specified in each invoice within fifteen (15) calendar days following receipt of such invoice. Amounts on invoices submitted by Advisor to Company are deemed accepted and approved (“Undisputed Amounts”) unless such amount is disputed by Company in good faith in writing with a statement of the reasons for the dispute within ten (10) calendar days of Company’s receipt of the invoice.

c.           Vesting of Common Stock; Section 83(b) Election. In the event that Advisor elects to receive common stock under Paragraph 3.a, then the Common Stock Award shall vest in monthly installments equal to the Undisputed Amount of the applicable invoice for such month, so long as Advisor is serving on the SAB pursuant to this Agreement and is not in breach of this Agreement. Any unvested amounts for any annual period, shall be forfeited and cancelled at the end of such annual period. Advisor has consulted a tax advisor and is aware of the consequences of making a timely election under Section 83(b) of the Internal Revenue Code (the “83(b) Election”) and the consequences of not making such an election. Advisor is aware such election must be made with the Internal Revenue Service (“IRS”) within 30 days of the issuance of shares of common stock (the IRS makes no exceptions) and that Advisor is solely responsible for making the 83(b) Election. If an 83(b) Election is made, Advisor must meet other requirements including filing a copy of the original 83(b) Election with Advisor’s tax return and providing a copy to the Company.

d.           Expenses. The Company shall reimburse Advisor for any actual expenses incurred by Advisor while rendering the Services so long as such expenses are reasonable and necessary, appropriately documented and approved by the Company in advance. Company may request additional information with respect to the expenses and the Advisor shall provide such material to the Company.

4.          Term; Termination; Survival.

a.           Unless terminated earlier under Paragraph 4.b below, this Agreement will terminate on the second (2nd) anniversary of the Effective Date (the “Term”). Following the expiration of the Term, the parties may renew this Agreement on a year by year basis upon mutual agreement.

b.           Prior to the expiration of the Term, this Agreement may be terminated with or without cause by either party upon 30 days prior written notice. Such termination shall not relieve Advisor or the Company of any obligations hereunder which by their terms are intended to survive the termination of Advisor’s engagement with the Company, including but not limited to the obligations of Paragraphs 5, 7, 8, 9, and 10, which survive the termination of this Agreement.

5.          Restrictions on Competitive Activities. So long as this Agreement continues in effect and for a period of one (1) year following termination of this Agreement, Advisor shall not, subject to Paragraph 1.c above, without the written approval of the Company, alone or as a partner, officer, member, director, consultant, employee, stockholder or otherwise:

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a.           Engage in any employment, consulting or business activity, occupation or other activity that is a Competitive Business; provided, however, that the holding by the Advisor of any investment in any security shall not be deemed to be a violation of this Paragraph 5 if such investment does not constitute over five percent (5%) of the outstanding issue of such security;

b.           Induce or attempt to induce any licensor, licensee, corporate partner, customer, dealer, supplier or distributor of the Company to reduce or restrict such person’s business with the Company; or

c.           Solicit any of Company’s consultants or employees to leave the employ of Company or hire or cause to be hired any person who was during or for six (6) months after the termination of the Advisor’s engagement by the Company, a consultant or employee of the Company.

The above restrictions in Paragraph 5.a shall not be deemed to prohibit Advisor from taking a position as a faculty member or researcher with any university, college, hospital or other research, or teaching based nonprofit institution (each, a “Principal Institution”); provided, however, that Advisor shall not in such capacity perform any services for, or which is intended to be for, any Competitive Business (including, without limitation, under or through any sponsored research or other research, development or consulting arrangement with such Principal Institution, even if Advisor is not the originator of such arrangement). The parties agree that this covenant is supported by independent consideration.

For purposes of this Paragraph 5, “Competitive Business” shall mean any for-profit business (other than the Company, but, solely for purposes of clarification, including, without limitation, a for-profit business of a non-profit entity) that involves discovery or development, or marketing of discovery platforms, therapeutics or other clinical services, products, diagnostics, and the like, for the diagnosis, monitoring, or treatment of any disease or condition which is a Competing Product or Service in the Business. A “Competing Product or Service” shall mean any product, process, or service of any person or organization other than the Company or any of its subsidiaries, in existence or under development, (i) which is identical to, substantially the same as, in direct competition with, or an adequate substitute for any product, process, or service of the Company or any of its subsidiaries, in existence or under actual development by the Company as indicated in good faith by the Company in writing to the Advisor or is in existence or under actual development within two (2) years after written disclosure to the Advisor, and (ii) which is marketed or distributed to compete with such product, process or service marketed or distributed by or on behalf of the Company or any of its subsidiaries.

6.          Independent Contractors. The Company and Advisor are independent contractors and neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee or partnership relationship between the parties. Advisor shall not be entitled to any benefits, coverage or privileges generally provided to employees of the Company and the Company shall not be required to maintain workers’ compensation coverage for the Advisor.

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7.          No Improper Disclosure or Use of Materials. The Advisor shall not improperly use or disclose to or for the Company’s benefit any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person or other legal entity to whom the Advisor has previously provided, currently provides or may within the term of this Agreement provide consulting services, or (iii) any other person to whom the Advisor owes an obligation of confidentiality. The Advisor shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person or other legal entity referred to in any of Section 7(i), (ii) or (iii) unless consented to in writing by the party which owns such information and has a right to consent to its disclosure. Without limiting the generality of the foregoing, the Advisor shall not disclose to the Company, and shall not use for the Company’s benefit, any information relating to or arising out of Advisor’s work conducted at his present employer, or utilizing the funds, personnel, facilities, materials or other resources of his present employer, until such information has been published

8.          Confidentiality.

a.           Advisor may disclose to the Company any information that Advisor would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, Advisor shall not disclose to the Company information that (i) is proprietary to the Employer and (ii) is not generally available to the public, except through formal technology transfer procedures.

b.           During the course of his engagement with Company, Advisor may have access to, learn of, or participate in the development of Company Confidential Information. Advisor agrees that he will not at any time publish or disclose to others or use for his own benefit or the benefit of others any research, development, engineering and manufacturing data, plans, designs, formulae, processes, specifications, techniques, trade secrets, financial information, customer or supplier lists or other information that becomes known to or developed or discovered by him as a result of his relationship with the Company, including any such information which is, or pursuant to the terms hereof becomes, the property of the Company or any of its clients, customers, consultants, licensors, licensees, or affiliates during the period of his engagement with the Company (“Company Confidential Information”). Upon termination of this Agreement or sooner if requested by the Company, the Advisor shall return to the Company any and all Company Confidential Information. Advisor understands and agrees that his confidentiality obligations under this Paragraph 8 shall continue both during his engagement and after termination of his engagement until such Company Confidential Information becomes generally available to the public through legitimate means. Specific information which Advisor may receive, observe, perceive, create, develop, or learn while engaged by the Company shall not be deemed to be generally available to the public merely because such specific information is embraced by more general information which is generally available to the public.

c.           For the avoidance of doubt, Company Confidential Information shall not include information generated by Advisor (whether alone or with others) unless Advisor generated such information (i) during the course of performing the Services, and (ii) outside the scope of Advisor’s employment with Employer.

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9.          Disclosure of Current and Future Potential Conflicts. The Advisor represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Advisor in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Advisor, or (iii) any agreement not to compete against the business of any third party. Advisor further represents and covenants that he has not made and will not make any agreements in conflict with this Agreement.

10.         Disclosure and Assignment of Inventions.

a.           SAB Inventions Defined. As used herein, “SAB Inventions” shall mean materials, inventions, discoveries, ideas, developments, methods and processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by Advisor (whether alone or with others or whether or not reduced to practice) as a result of Advisor’s performance of the Services, Advisor’s engagement as chairman of the SAB under this Agreement, or as a result of or derived from Company Confidential Information.

b.           Disclosure of SAB Inventions. Advisor shall promptly and fully disclose in writing to the Company all SAB Inventions.

c.           Assignment of SAB Inventions. Advisor hereby assigns to the Company (or as otherwise directed by the Company) his full right, title and interest to, all SAB Inventions. Advisor agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the SAB Inventions to the Company and to permit the Company to file, obtain and enforce any patents, copyrights or other proprietary rights in the SAB Inventions. Advisor understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, for copyright, for mask work registration, or for any other intellectual property right shall be filed on any SAB Invention, and whether such an application shall be prosecuted or abandoned prior to issuance or registration. Advisor acknowledges that all works of authorship and all mask works that fall within the scope of his engagement under this Agreement are owned by the Company and are works made for hire. Advisor waives all “moral rights” in connection with any SAB Invention. Notwithstanding anything to the contrary herein, the Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed within the scope of Advisor’s employment with Employer. The Company acknowledges and agrees that it will enjoy no priority or advantage as a result of the engagement created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by Advisor in his employment with Employer.

11.         Notes and Memoranda. Advisor agrees that he will not make any notes or memoranda relating to the Services or the Business otherwise than for the benefit of the Company and will not at any time use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company. All such notes and memoranda are the exclusive property of the Company.

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12.         Publications. If any manuscript that Advisor, either by himself or with others, seeks to publish contains information relating to the Services or the Business, Advisor agrees to submit to the Company an early draft of such manuscript in sufficient time to enable the Company to ascertain whether the manuscript contains Company Confidential Information or discloses a SAB Invention to which the Company has rights. Advisor shall cooperate with the Company in this respect and shall delete from the manuscript any Company Confidential Information as requested by the Company and shall assist the Company as requested by the Company in filing for patent protection (prior to publication of such manuscript) for any SAB Inventions in and to which the Company has rights. Notwithstanding the foregoing, the obligations of Advisor under this Paragraph 12 shall not apply to the publication of information: (i) relating to inventions, discoveries, developments, methods and processes that Advisor is not required to assign to the Company under Paragraph 10 hereof, or (ii) not deemed Company Confidential Information.

13.         No Conflicts. Advisor is not subject to any agreement, restriction, obligation, right or interest in anyone (including without limitation, the Employer) limiting in any way the scope of this Agreement or his engagement with the Company or in any way inconsistent herewith, and Advisor will not during the Term hereof enter into or grant to anyone the same.

14.         Notices. All notices and other communications hereunder shall be delivered or sent by registered or certified mail, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other.

15.         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The Services to be rendered by Advisor are personal in nature. Adviser may not assign, delegate or transfer this Agreement or any of his rights or obligations hereunder.

16.         Entire Agreement; Waivers; Amendments. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. The Company and Advisor agree that any amendment of this Agreement (including, without limitation, any extension of its Term or any change in the consideration set forth above to be provided to Advisor hereunder) or any other departure from the terms and conditions hereof must be signed by Advisor and an authorized representative of the Company.

17.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its body of law controlling conflict of laws.

18.         Enforcement. Advisor agrees that this Agreement is enforceable through injunctive relief, specific performance or other equitable relief. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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19.         Miscellaneous

a.           The Company may use Advisor’s name, and in doing so may cite the Advisor’s relationship with Employer, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service.

b.           Advisor and the Company acknowledge that (i) Advisor is entering into this Agreement in the Advisor’s individual capacity and not as an employee or agent of the Employer, and (ii) Employer is not a party to this Agreement and has no liability or obligation hereunder.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the Effective Date.

ENUMERAL BIOMEDICAL HOLDINGS, INC.		ADVISOR:

By:	/s/ Arthur H. Tinkelenberg	/s/ Barry Buckland

Name:	Arthur H. Tinkelenberg	Name: Barry Buckland

Title:	President and CEO	Address:

Address:	One Kendall Square

Building 400, Fourth Floor

Cambridge, MA 02139

Attn: